Exhibit 99.1

NEWS RELEASE

WINN-DIXIE STORES, INC.         5050 EDGEWOOD COURT        P.O. BOX B        JACKSONVILLE, FLORIDA 32203-0297        (904) 783-5000

For Immediate Release

NASDAQ: WINN

Investors:	Media:
(212) 521-4835	Kekst and Company
Michael Freitag
212-521-4800

Winn-Dixie Appoints James P. Olson to Board of Directors

Jacksonville, FL, February 23, 2007 — Winn-Dixie Stores, Inc. today announced the appointment of James P. Olson as the ninth member of the company’s Board of Directors. The announcement was made by Peter L. Lynch, president, chief executive officer and chairman of the newly constituted board.

“We are very pleased to welcome Jim to our board," said Lynch. "His energy, drive and experience make him a great fit and a valuable asset.”

With over 35 years of national and international industry experience, Olson has held executive positions in major corporations such as PepsiCo, Inc., Ernest & Julio Gallo Winery and Kraft Jacobs Suchard, Inc. Most recently he served as Senior Vice President of Operations for PepsiCo International. Senior Vice President of Operations for PepsiCo in Europe, Africa and the Middle-East and PepsiCo Finance Europe LTD in Geneva, Switzerland.

As part of the selection process set forth in the company’s Plan of Reorganization and approved by the bankruptcy court, Olson was endorsed by the Post-Effective Date Committee, which consists of certain members of Winn-Dixie’s former creditors’ committee; recommended by the company’s nominating and corporate governance committee; and elected by the current board of directors. In addition to Lynch, those board members are: Evelyn Follit, Charles Garcia, Jeffrey Girard, Yvonne Jackson, Gregory Josefowicz, Terry Peets and Richard Rivera.

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the company is headquartered in Jacksonville, Florida and operates 522 stores in Florida, Louisiana, Georgia, Alabama and Mississippi. For more information, please visit www.winn-dixie.com.

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